EXHIBIT 99.2

  FOR IMMEDIATE RELEASE                       Contact:  Mr. Charles R. Ofner
                                                              (713) 496-5000


        May 10,  1996, Houston, Texas.....Reading &  Bates Corporation  (RB-
  NYSE) announced today a clarification of its position with respect to its proposal to acquire Transocean ASA.

        Paul B. Loyd, Jr., the Company's Chairman, President and CEO stated, "We are continuing to move forward with our proposal. I suspect that there are some misconceptions in the U.S. regarding the current status of our proposal versus that of Sonat Offshore. It should be noted, that in the current situation, Transocean's board of directors does not have authority to bind Transocean to a business combination with Sonat Offshore, and in fact, Transocean has been quoted in the Norwegian press as indicating that the Sonat Offshore's proposal will need to be evaluated individually by each stockholder. It is clearly up to each Transocean stockholder to decide whether to accept any offer made by Sonat Offshore or Reading & Bates, based on tender documents yet to be prepared. Transocean's board recommendation does not bind Transocean's stockholders who are free to accept whatever offer they feel is in their best interests. We continue to believe Reading & Bates' proposal represents more value to the Transocean stockholders and employees than the Sonat Offshore proposal and will ultimately prevail at the stockholder level."

        Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services, and floating production systems to the upstream offshore oil and gas industry worldwide.

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